UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 14, 2011

THE NATIONAL SECURITY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In accordance with Securities and Exchange Commission Release No. 33-8216, the following information is furnished to the Securities and Exchange Commission pursuant to Item 12, “Disclosure of Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On November 14, 2011, The National Security Group, Inc. issued a press release announcing its financial results for the three months and nine months ended September 30, 2011. A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Document

99.1	Press release, dated November 14, 2011, issued by The National Security Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The National Security Group, Inc.

Dated: November 14, 2011	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

                                                                 Ex. 99.1

The National Security Group, Inc.
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
The National Security Group, Inc. Releases Third Quarter Earnings

Elba, Alabama (November, 14, 2011)… The National Security Group, Inc. (the  Company) (Nasdaq: NSEC), today reported results for  the  quarter and nine months ended September 30, 2011 and 2010, based on accounting principles generally accepted in the United States of America, as follows:

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2011	2010	2011	2010

REVENUES
Net premiums earned	$14,340,000	$15,248,000	$42,531,000	$46,189,000
Net investment income	765,000	1,175,000	3,164,000	3,696,000
Net realized investment gains (losses)	(203,000)	75,000	828,000	1,433,000
Other Income	217,000	259,000	728,000	814,000

Total Revenues	15,119,000	16,757,000	47,251,000	52,132,000

BENEFITS AND EXPENSES
Policyholder benefits paid or provided	10,045,000	10,096,000	35,049,000	29,630,000
Policy acquisition costs	2,899,000	3,082,000	8,894,000	8,800,000
General expenses	2,422,000	2,792,000	7,971,000	7,532,000
Taxes, licenses and fees	394,000	525,000	1,496,000	1,492,000
Interest expense	293,000	294,000	863,000	859,000
Total Expenses
	16,053,000	16,789,000	54,273,000	48,313,000

(Loss) Income Before Income Taxes	(934,000)	(32,000)	(7,022,000)	3,819,000

INCOME TAX (BENEFIT) EXPENSE	(284,000)	(255,000)	(2,422,000)	888,000

(Loss) Net Income	$(650,000)	$223,000	$(4,600,000)	$2,931,000

(LOSS) EARNINGS PER COMMON SHARE	$(0.26)	$0.09	$(1.86)	$1.19

For the three-months ended September 30, 2011, the Company had a net loss of $650,000, $0.26 loss per share, compared to net income of $223,000, $0.09 per share, for the same period last year.  The primary reason for the net loss during the third quarter of 2011 was adverse loss development in the property and casualty subsidiaries, primarily in the non-standard auto line of business.

The Company ended the first nine months of 2011 with a net loss of $4,600,000, $1.86 loss per share, compared to net income of $2,931,000, $1.19 per share, for the same period last year.  The primary reason for the decline in net income was a $5,419,000 increase in policyholder benefits combined with a $3,658,000 decrease in net premiums earned.  The 18.3% increase in policyholder benefits paid was largely related to a $5,487,000 increase in net incurred losses and adjustment expenses in the P&C segment as a result of several severe weather related events during the second quarter of 2011.  Net premiums earned were down due to a reduction in premium from the non-standard automobile program and the payment of $1,600,000 in catastrophe reinstatement premium triggered by April 2011 catastrophe storm losses.

For the nine-months ended September 30, 2011, losses incurred in the P&C segment from severe tornado, wind and hail weather events totaled $13,677,000 on a gross basis compared to $1,705,000 for the same period last year.  After reinsurance recoveries, net losses totaled $7,686,000 excluding reinstatement premium.

Premium revenue for the three-months ended September 30, 2011, decreased $908,000 compared to the same period last year.  The decrease was primarily driven by declines in net premiums earned in the P&C segment due to a moderate decline in homeowners business and a decrease in automobile policies in-force.

Premium revenue for the nine-months ended September 30, 2011, decreased $3,658,000 compared to the same period last year.  The primary reason for the decrease in net premiums earned was an increase in ceded premium from catastrophe reinstatement. Catastrophe reinstatement premium ceded related to spring tornado losses totaled $1,600,000.  Also impacting the decline were decreases in the homeowners and personal lines automobile business.

Shareholders’ equity as of September 30, 2011 was $37,999,000 compared to $43,710,000 down $5,711,000 compared to December 31, 2010.  Book value per share declined $2.31 per share for the period ended September 30, 2011 to $15.41 per share compared to $17.72 per share at December 31, 2010.  Factors contributing to the change in equity were a year-to-date net loss of $4,600,000, recoveries in market values of fixed maturities and equity securities of $590,000, a net loss on interest rate swaps of $591,000 and dividends paid of $1,110,000.

The National Security Group, Inc., through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states.  For more financial information please visit the investor section our website www.nationalsecuritygroup.com.

        Contact:         Brian McLeod, CFO & Treasurer
The National Security Group, Inc.
P.O. Box 703
Elba, Alabama 36323